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Exhibit 23.1

Consent of Ernst & Young LLP
Independent Registered Public Accounting Firm

        We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated March 23, 2004 (except paragraph 1 of Note 8, as to which the date is June 7, 2004 and paragraphs 2 and 3 of Note 8, as to which the date is June 16, 2004) in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-113998) and related Prospectus of Senomyx, Inc. for the registration of 6,900,000 shares of its common stock.

                      /s/  ERNST & YOUNG LLP

San Diego, California
June 16, 2004

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Consent of Ernst & Young LLP Independent Registered Public Accounting Firm